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DIVALL INSURED INCOME PROPERTIES 2 LIMITED PARTNERSHIP
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DIVALL INSURED INCOME PROPERTIES 2 LIMITED PARTNERSHIP
101 W. 11th Street, Suite 1110
Kansas City, Missouri 64105

REQUEST FOR CONSENT OF LIMITED PARTNERS

Dear Limited Partner:

IMPORTANT: Biennial Consent for Sale

    During the consent process in May 2001, we expressed to you that if the majority voted against the sale (in 2001, 74% voted against the sale) that we would circulate a new consent every two years to measure the pulse of our investors' preferences.

    The two years has passed and it's that time again. Enclosed you will find a consent form. Please read it carefully. Your Advisory Board has been supportive of a selective "pruning" of properties (through individual sales) with higher potential risk profiles with respect to future earnings. The Advisory Board, does however, believe it is prudent to hold the majority of this portfolio because of the fundamental strength of the core assets . . . namely Wendy's.  The partnership expects a stable annual return of approximately 9% going forward, which would be difficult to replace in the current interest rate environment.

    Therefore, although we are circulating consents to poll the Limited Partners, the General Partner recommends against the sale and liquidation of the Partnership and liquidation of the Partnership.

    If, however, 51% of all outstanding units vote to sell, we will move forward immediately with a competitive bid process.  If we do not receive a majority vote for sale, we will continue to operate the Partnership . . . business as usual. We will also circulate a new consent in two years to again poll Limited Partner preferences.

If you do not return your vote it will be considered a vote "against" a sale.

As always, if you have questions, please feel free to contact our investor relations department at (800) 547-7686 ext. 224

Your consent is important. Please sign and date the enclosed Consent Card and return it promptly in the enclosed return envelope. You may revoke your Consent in writing.

                                                                                                Very truly yours,

                                                                                                THE PROVO GROUP, INC.,
                                                                                                as General Partner of
                                                                                                DIVALL INSURED INCOME PROPERTIES
                                                                                                2 LIMITED PARTNERSHIP

                                                                                                May 15, 2003

DIVALL INSURED INCOME PROPERTIES 2 LIMITED PARTNERSHIP
101 W. 11TH ST. SUITE 1110
KANSAS CITY, MISSOURI 64105

CONSENT STATEMENT

May 15, 2003

    This Consent Statement is being furnished to holders ("Limited Partners") of limited partnership interests ("Units") in DiVall Insured Income Properties 2 Limited Partnership, a Wisconsin limited partnership ("Partnership"), in connection with the solicitation of written consents by the Partnership to approve a sale of all of the Partnership's properties (the "Proposed Sale"), and to subsequently liquidate the Partnership. No meeting will be held in connection with this solicitation of consents from the Limited Partners. To be counted, a properly signed Consent Card must be received by the independent voting tabulator Phoenix American Financial Services, Inc. (the "Tabulator") on or before June 30, 2003. Failure of a Limited Partner to return a Consent Card will constitute a vote AGAINST the Proposed Sale.

    This Consent is solicited by The Provo Group, Inc. (the "General Partner"), the sole general partner of the Partnership. Solicitation of consents other than by mail may be made by telephone, facsimile or in person by regularly employed officers, agents and employees of the General Partner, who will not receive additional compensation for their efforts. The total cost of soliciting consents will be borne by the Partnership.

    Only Limited Partners of record at the close of business on April 30, 2003 will be entitled to vote by executing and returning the enclosed Consent Card. A vote "FOR" the Consent will authorize the Partnership to proceed with the Proposed Sale. A Limited Partner may revoke its Consent Card at any time prior to June 30, 2003 or other conclusion of the Consent process (whichever is earlier), by mailing a properly executed Consent Card bearing a later date or by mailing a signed, written notice of revocation to the attention of the General Partner or the Tabulator. Revocation of a Consent Card will be effective upon receipt by the General Partner or the Tabulator of either (i) an instrument revoking the Consent Card or (ii) a duly executed Consent Card bearing a later date. This Consent Statement and Consent Card were first mailed to Limited Partners on or about May 15, 2003. Once the General Partner has received Consent Cards from a majority of the Limited Partners voting "FOR" the Proposed Sale or voting against the Proposed Sale, the General Partner may declare the Consent process concluded and be bound by the results of such process.  In any event, unless the General Partner elects to extend the deadline, the Consent process and the opportunity to vote by returning a Consent Card will end on June 30, 2003.  Failure to return a Consent Card will be deemed a vote "AGAINST" Proposed Sale.

INTRODUCTION

General Information

    The Partnership is currently engaged in the business of owning and operating its investment portfolio of commercial real estate. The Partnership currently owns 24 properties (collectively the "Properties" and individually a "Property"). All of the Properties (except the Twin Falls, Idaho Property) are leased on a triple-net basis with the Partnership as lessor and the operator of a business as tenant (collectively the "Leases," individually a "Lease"). Most of the tenants operate as fast-food, family style or casual/theme restaurants (such as Hardee's, Applebee's, Denny's, etc.). There is one vacant property, located in Twin Falls, Idaho. This property is under contract to sell, with closing anticipated to occur in the Third Quarter of 2003.

The Partnership is hereby soliciting written consents from each partner.

    Through this Consent process, the General Partner is seeking an indication from the Partnership's Limited Partners whether they want the Partnership to now actively pursue a sale of all of the assets of the Partnership and the subsequent liquidation and dissolution of the Partnership.

    The Partnership's Amended and Restated Agreement of Limited Partnership provides in Section 10.2 that the General Partner may not sell substantially all of the properties without the approval of Limited Partners holding more than 50% of the Units. The total number of outstanding Units as of December 31, 2002, was 46,280.3 Units. Each Unit is entitled to one vote. There is no established trading market for the Units.

    As of December 31, 2002, the Partnership had 2,204 record holders of Units in the Partnership. To the best knowledge of the General Partner, no person or group owns more than five percent of the Partnership's outstanding Units. Neither the General Partner, nor any of its officers or directors are the beneficial owners of any Units.

Forward-Looking Statements

    This Consent Statement contains forward-looking statements. When used in this Consent Statement, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements; however, not all forward-looking statements will contain such expressions. Such statements are subject to a number of risks and uncertainties. Actual results or events in the future could differ materially from those described in the forward-looking statements as a result of the inability of the general partner to find a suitable purchaser for the properties, the inability to agree on an acceptable purchase price or contract terms, a decrease in the financial performance of the properties, the discovery of an environmental condition impacting one or more of the properties, an economic downturn in the markets in which the properties are located and various other factors.  The partnership undertakes no obligation to publicly release any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

BACKGROUND AND RECOMMENDATIONS OF THE GENERAL PARTNER

Background of Partnership

    The Partnership is a limited partnership organized under the Wisconsin Uniform Limited Partnership Act pursuant to an Agreement of Limited Partnership dated as of November 18, 1987, and amended as of November 25, 1987, February 20, 1988, June 21, 1988, February 8, 1993, May 26, 1993 and June 30, 1994 (collectively, the "Partnership Agreement"). As of December 31, 2002, the Partnership consisted of one General Partner and 2,204 Limited Partners owning an aggregate of 46,280.3 Limited Partnership Interests (the "Interests") acquired at a public offering price of $1,000 per Interest before volume discounts. The Interests were sold commencing February 23, 1988, pursuant to a Registration Statement on Form S-11 filed under the Securities Act of 1933 (Registration 33-18794) as amended. On June 30, 1989, the former general partners exercised their option to extend the offering period to a date no later than February 22, 1990. On February 22, 1990, the Partnership closed the offering at 46,280.3 Interests ($46,280,300), providing net proceeds to the Partnership after volume discounts and offering costs of $39,358,468.

    During the Second Quarter of 1998, the General Partner received the written consent of a majority of the Partners to liquidate the Partnership's assets and dissolve the Partnership. No buyer was identified for the Partnership's assets, and Management continued normal operations. During the Second Quarter of 2001, another consent solicitation was circulated, which if approved would have authorized the sale of the Partnership's assets and dissolution of the Partnership (the "2001 Consent").  A majority of the Limited Partners did not vote in favor of the 2001 Consent authorizing the sale of all of the assets of the Partnership.  The Partnership, therefore, continues to operate as a going concern.

Description of Partnership's Business

    The Partnership is currently engaged in the business of owning and operating its investment portfolio of commercial real estate properties. The Properties are leased on a triple net basis to, and operated by, franchisors or franchisees of national, regional and local retail chains under long-term leases. The lessees are primarily fast food, family style, and casual/theme restaurants, but also include a video rental store and a child-care center. At the date of this Consent, the Partnership owned 24 properties with specialty leasehold improvements in 10 of these properties.

    The original Lease terms for the majority of the Properties are generally 20 years from their inception. The Leases generally provide for minimum "base" rents and additional rents based upon percentages of gross sales in excess of specified breakpoints. The lessee is responsible for occupancy costs such as maintenance, insurance, real estate taxes, and utilities. Management has determined that the leases are properly classified as operating leases; therefore, rental income is reported when earned on a straight-line basis and the cost of the property, excluding the cost of the land, is depreciated over its estimated useful life.

    As of March 31, 2003 the aggregate minimum lease payments to be received under the Leases for the Partnership's properties are as follows:

Year ending December 31,

2003	$1,876,511
2004	1,846,671
2005	1,855,942
2006	1,767,259
2007	1,752,146
Thereafter	10,272,457

19,370,986

     Percentage rentals included in rental income in 2002, 2001, and 2000 were $599,591, $588,818, and $548,180, respectively. The increase in percentage rental income is a result of increased tenant sales.

    Ten (10) of the properties are leased to Wensouth Orlando, a franchisee of Wendy's restaurants. Wensouth base rents accounted for 43% of total base rents for 2002.

Expenses. The General Partner believes that the expenses associated with managing the Partnership compare favorably with other partnerships managing similar portfolios in the industry. The General Partner believes that the expenses incurred by the Partnership in 2002 represent the expected level of expenses. Although the General Partner will continue to work to reduce expenses while retaining the quality of services, the General Partner does not predict significant reductions in expenses for the foreseeable future.

The Properties

    As of April 30, 2003 the Partnership owned the following properties:

Acquisition Date	Expiration of Current Lease	Tenant	Location	Base Rent	Internal 12/31/02 NAV
03/11/88	10/31/12	Miami Subs	US-1 Near PGA Blvd. Palm Beach, FL	$55,000	$500,000
07/15/88	07/15/08	Hooter's	7669 Grapevine Hwy. N. Richland Hills, TX	95,000	1,573,000
10/10/88	06/30/18	Kentucky Fried Chicken	1014 S. St. Francis Dr. Santa Fe, NM	60,000	680,000
12/29/88	12/31/09	Popeye's	2562 Western Ave. Park Forest, IL	77,280	825,000
04/20/89	2/28/08	Daytona's Bar & Grill	4875 Merle Hay Des Moines, IA	60,000	480,000
12/28/89	6/30/2013	Panda Buffet	2451 Columbia Rd. Grand Forks, ND	16,250	475,000
01/01/90	05/31/09	Sunrise Preschool	4111 E. Ray Rd. Phoenix, AZ	123,318	1,096,000
01/31/90	01/31/06	Blockbuster Video	336 E. 12th St. Ogden, UT	104,500	950,000
05/31/90	10/31/09	Applebee's	2770 Brice Rd. Columbus, OH	135,780	1,978,000
06/15/88	12/31/12	Chinese Super Buffet	8801 N. 7th St. Phoenix, AZ	64,370	599,000
08/15/88	10/31/07	Denny's	2360 W. Northern Ave. Phoenix, AZ	65,000	647,000
03/21/90	NA	Vacant	688 N. Blue Lakes Blvd. Twin Falls, ID	0	500,000
10/18/89	09/30/11	Omega Restaurant	4000 S. 27th St. Milwaukee, WI	88,233	735,000
01/05/90	11/30/09	Hardee's	20 N. Pioneer Rd. Fond du lac, WI	88,000	690,000
12/22/88	11/06/16	Wendy's	1721 Sam Rittenburg Blvd Charleston, SC	76,920	1,065,000
12/22/88	11/06/16	Wendy's	3013 Peach Orchard Rd. Augusta, GA	86,160	1,022,000
02/21/89	11/06/16	Wendy's	1901 Whiskey Rd. Aiken, SC	96,780	1,205,000
02/21/89	11/06/16	Wendy's	l730 Walton Way Augusta, GA	96,780	1,065,000
02/21/89	11/06/16	Wendy's	347 Folly Rd. Charleston, SC	70,200	1,041,000
02/21/89	11/06/16	Wendy's	361 Hwy. 17 Bypass Mount Pleasant, SC	77,280	993,000
03/14/89	11/06/16	Wendy's	1004 Richland Ave. Aiken, SC	90,480	996,000
12/29/89	11/06/16	Wendy's	1717 Martintown Rd. N. Augusta, GA	87,780	1,207,000
12/29/89	11/06/16	Wendy's	1515 Savannah Hwy. Charleston, SC	77,280	881,000
12/29/89	11/06/16	Wendy's	3869 Washington Rd. Martinez, GA	84,120 ________	905,000 ________
			Total:	$1,876,511	$22,108,000

Recent Developments

Grand Forks, ND Property

    During February 2003 a new ten (10) year lease was executed with Panda Buffet, Inc. in relation to the Grand Forks, ND property formerly operated by Village Inn. The lease is set to expire in 2012 and the annual first year base rent is approximately $32,000. Although the tenant took possession of the property upon execution of the lease, the lease payments are to commence in June 2003.  Commissions of $18,500 and $3,700 were paid to an unaffiliated leasing agent and to an affiliate of the General Partner, respectively, in March 2003.

    During October 2001, the Village Inn Restaurant had notified Management of its intent to close and vacate its restaurant in Grand Forks, ND. The lease on the property expires in 2009. In February 2002, Management was notified Village Inn had closed and vacated the restaurant. Rent income was collected from the tenant through December 2001, however; rent income has not been collected for January 2002 through April 2003. In March 2002 and September 2002, the Partnership paid the property's first and second installments of 2001 real estate taxes. The Partnership also paid the 2002 real estate taxes in the Fourth Quarter of 2002.  Management continues legal action in relation to Village Inn's past due rent and real estate taxes of approximately $151,000, as well as future lease and other obligations that will be determined to be in excess of the lease payments received by the Partnership from the new tenant, Panda Buffet.  The Partnership incurred expenditures of approximately $27,000 to replace the roof on the property in the Third Quarter of 2002, and HVAC maintenance and repair expenditures of $18,000 were incurred in the First Quarter of 2003.

4785 Merle Hay Road- Des Moines, IA

    The lease on the property in Des Moines, IA expired on December 31, 2002. In October 2002 Hickory Park, Inc. informed Management that they would not be renewing the property lease. However, in January 2003 Management was notified that the sub-tenant, Daytona's- All Sports Cafe, did not vacate the Des Moines property and is continuing to operate the property as a restaurant. Management allowed the sub-tenant a holdover for two- months, and the Partnership received the January and February 2003 rent payments from Daytona's applicable to the holdover. In March 2003 Management executed a five (5) year direct lease with Daytona's, which is set to expire in February 2008. The first year base rent is $60,000. A leasing commission of $9,700 was paid to an affiliate of the General Partner in March 2003 upon the execution of the lease.

Miami Subs- Palm Beach, FL

    During the Fourth Quarter of 2002 the Miami Subs lease with QSR, Inc. was terminated. The lease was set to expire in 2016. A new ten-year lease was executed in the Fourth Quarter of 2002 with Difede Finance Group Corporation and is set to expire in 2012. The property will continue to be operated as a Miami Subs Restaurant.

North 7th Street property- Phoenix, AZ

    During the Second Quarter of 2002, Mountain Range Restaurants, the sub-lessee of the Denny's N. 7th Street property in Phoenix, Arizona, notified Management that it would vacate the property at the end of May 2002.

    During August 2002, a ten (10) year lease was negotiated with new tenant, Jun Cheng Pan, at the vacant N. 7th Street property in Phoenix, Arizona. The new tenant took possession of the property in August 2002 and rent commenced in January 2003. The first year annual base rent is $64,000. The restaurant is operated as a Chinese Super Buffet. Commissions of $34,500 and $13,800 were paid to an unaffiliated leasing agent and to an affiliate of the General Partner, respectively, upon the execution of the new lease in the Third Quarter of 2002.

Milwaukee, WI property

    During March 2001, Hardee's Food Systems, Inc. had notified Management of its intent to close its restaurant in Milwaukee, Wisconsin. The Hardee's lease on the Milwaukee property was not set to expire until 2009. In the Second Quarter of 2001, a lease termination agreement was executed and the tenant ceased the payment of rent as of April 30, 2001. Hardee's Food Systems agreed to pay a lease termination fee of approximately two (2) years rent or $157,000. The payment schedule included four (4) equal installments of $39,250. The first payment was received in May 2001 upon the execution of the agreement and the remaining balance represented a Note receivable of $117,750. The first and second Note receivable installments were received in August and October 2001. The final installment was received in January 2002.

    During May 2001, Management negotiated a ten (10) year lease of the vacant Milwaukee, Wisconsin property to Omega Restaurant and rent income commenced in October 2001. The first year annual base rent was $84,000. Although the tenant has not begun operating the restaurant, monthly rent payments continue to be received from the lessee by the Partnership. Commissions of $50,000 and $9,000 were paid to an unaffiliated leasing agent and to an affiliate of the General Partner, respectively, upon the execution of the new lease in the Second Quarter of 2001.

Twin Falls, ID property

    During the Fourth Quarter of 2001, the Bankruptcy court granted the motion of Phoenix to reject the lease with the Partnership at the Twin Falls, Idaho location.  The lease was terminated and rent income ceased in the Fourth Quarter of 2001. The remaining balance due the Partnership prior to the termination of approximately $29,000, was reserved. Although Phoenix had rejected the lease, its subtenant, Fiesta Time, maintained possession of the property. Management, therefore, took legal action to evict Fiesta Time from the Twin Falls property. In the Fourth Quarter of 2002, a judgment was entered in Magistrate Court evicting Fiesta Time. However, Fiesta Time appealed the action to District Court and the Court upheld the judgment in February 2003. The Partnership then received $30,000 in past rent that the court had required Fiesta Time to escrow during the court proceedings. In late February 2003 Management entered a purchase and sale agreement to sell the Twin Falls property at a sales price of $550,000. The anticipated closing date of the sale has moved from the Second Quarter to the Third Quarter of 2003. The net book value of the property at March 31, 2003 was $315,000.

Former Mulberry Street Grill property- Phoenix, AZ

    During April 2001, the sub-tenant AMF Corporation notified Management of its intent to close and vacate its Mulberry Street Grill restaurant in Phoenix, Arizona. Although the lease on the property was not set to expire until 2007, monthly rental and Common Area Maintenance (CAM) income ceased as of June 1, 2001.  Management learned in the Third Quarter of 2002 that AMF had filed for bankruptcy and that the bankruptcy court had released AMF from all of its debts. The Partnership owned the building in Phoenix, Arizona occupied by the Mulberry Street Grill restaurant, however, the land upon which the building was located was leased (the "Ground Lease") to the Partnership by the Ground Lease Landlord, Centre at 38th Street, L.L.C, ("Centre").  Management returned possession of the property to Centre in the Fourth Quarter of 2001, and accordingly the net asset value of the property on the Partnership's books was written-off in the Fourth Quarter of 2001, resulting in a loss of $157,000.

    The Partnership withheld payment of rent pursuant to the Ground Lease beginning in May 2001.  In the Second Quarter of 2001, Centre filed suit against the Partnership and The Prove Group, Inc. (as General Partner) seeking possession of the property and damages for breach of the Ground Lease. In April 2002, the Court granted summary judgment of $93,000 against the Partnership, which amount the Partnership accrued as an expense payable. In June 2002 the Partnership filed an appeal with respect to this judgment. In September 2002, the Partnership was required to escrow a $140,000 cash bond at the clerk of the court during the appeal process. A Settlement Agreement and Mutual Release (the "Agreement") was made and entered into as of February 1, 2003. According to the terms of the Agreement the Partnership was required to pay Centre the sum of $115,000 to discharge all claims of Centre against the Partnership and general partner (except for violations of environmental laws.  The court returned the $140,0000 cash bond to the Partnership in April 2003.

Reason for Consent

    In 1998, the General Partner determined for a variety of reasons, that it was in the best interest of the Limited Partners and the Partnership to attempt to sell the Properties and then liquidate and dissolve the Partnership. The General Partner solicited and obtained the consent (the "1998 Consent") of the holders of more than fifty percent (50%) of the Units to attempt to dispose of the Properties upon certain terms.

    Although the Partnership made substantial effort to market the Properties during 1998, it did not receive a bid for the Properties which met the terms of the 1998 Consent. Though the Partnership has entertained some proposals to acquire the Properties over the past several years, none met the criteria established in the 1998 Consent, nor have they been of a nature that the General Partner believed warranted seeking the approval of the Limited Partners. The General Partner believes that the 1998 Consent is so stale at this point that it no longer serves as appropriate authority to proceed with a sale, even if one were available on the terms outlined in such Consent.

    The General Partner is willing to be guided by the preferences of the holders of a majority of the outstanding Units with respect to whether to actively market the Properties for the purpose of liquidating the Partnership. Thus, as it did with the 2001 Consent, the General Partner is soliciting the Limited Partners to determine their desires with respect to such approach. If the Limited Partners do not vote in favor of the sale of the Partnership's assets and dissolution pursuant to this Consent, the General Partner intends to seek a similar consent every two (2) years in order to remain informed as to whether the holders of Units want to dispose of the Properties and dissolve the Partnership.

    If the holders of more than fifty percent (50%) of the Units vote FOR the proposed sale, the General Partner will proceed in good faith to solicit a sale of the Properties on the terms set forth below and proceed with the dissolution of the Partnership. If the Limited Partners do not authorize such sale, the General Partner will continue to manage the Partnership as a going concern and use its business judgment in an effort to enhance the value of the Partnership. Of course, the General Partner reserves the right at any time in the future, to seek the approval of the Limited Partners with respect to any disposition of all or substantially all of the Partnership's assets if the General Partner deems such disposition to be in the best interest of the Limited Partners.

    Even if the holders of a majority of the Units vote FOR the proposed sale, there is no assurance that a sale on the terms outlined can be consummated.

DESCRIPTION OF PROPOSED SALE

    If more than 50% of the Units vote in favor of this Consent, the General Partner will solicit competitive bids for the purchase of all the Partnership Properties. The General Partner will attempt to obtain a fair market price for the Properties. Upon completion of the sale of the Properties, the assets of the Partnership would be distributed to the Limited Partners, net of all normal and customary costs of such sale, and other reserves as the General Partner deems appropriate (if any).

Purchase Price

    The minimum purchase price for all of the Partnership Properties shall be the Total Appraised Value of the Properties (the "Minimum Purchase Price"). The last time appraisals were received was February 5, 2001. At that time, the Total Appraised Value was $21,626,500, which included the values of three properties no longer owned by the Partnership. Although current appraisals have not been performed, it is estimated that the current Total Appraised Value is approximately 90% of the Internal 12/31/02 net asset value (NAV), or $19,897,200. Each Bid shall include both (i) a purchase price for all of the Properties in the aggregate, and (ii) a purchase price for each of the Properties individually.

    Certain fees, costs and expenses will be incurred by the Partnership in the Proposed Sale (the "Expenses"). Such Expenses may include (i) appraisal fees (ii) title insurance fees, (iii) survey fees, (iv) legal fees, (v) brokerage fees/commissions, (vi) filing fees, and (vii) such other fees and expenses as are ordinary and necessary in connection with a large real estate transaction. The General Partner estimates such Expenses at approximately 5.5% of the Total Price.

    Following the consummation of the Proposed Sale, the Partnership will incur additional expenses associated with winding up the Partnership's affairs and liquidating its assets. Those expenses include, without limitation: (i) wind-up insurance premiums, (ii) escheat fees, (iii) legal fees, (iv) consent solicitation fees, (v) printing and postage expenses, (vi) tax preparation and audit fees, (vii) investor servicing fees, (viii) taxes, and (ix) management fees and supplies.

Effects on the Limited Partners

    Advantages.  There is currently no active or established trading market for Partnership Units. The values available to Limited Partners in the secondary market usually represent a discount from the value of the underlying assets of the Partnership, due in part to the lack of liquidity. The Proposed Sale would provide a manner for Limited Partners to realize the value of their Units without having to comply with the conditions and restrictions of selling its Units individually, and without being subjected to the normal secondary market discount and relatively high transaction fees.

Further, following liquidation and dissolution, Limited Partners would no longer be subject to any of the risk factors attendant to the operation of a portfolio of triple-net based properties.

    Disadvantages. One of the reasons the General Partner advocated the liquidation of the Properties in 1998 was the remaining terms on the majority of the Leases was approaching ten (10) years. Since the values of triple-net leased properties tends to decline as the lease terms "burn off", the General Partner felt that 1998 was an optimal time to sell. With the extension of ten (10) of the Leases to Wendy's franchises on favorable terms until late in 2016, the concern that the portfolio value would begin to erode in the near future is greatly ameliorated.

    The General Partner anticipates (but does not guarantee) that the portfolio of Properties will continue to generate net distributable income in line with historical performance for at least the next seven to ten (7 - 10) years. This represents a cash return of approximately 9% of the Internal 12/31/02 NAV. Since the Partnership's assets are depreciable real property, some of the distributable net income may be tax sheltered, leading to a slightly higher "after tax" rate of return. In today's low interest rate environment, these returns compare favorably to alternative investments of similar risk profiles into which Limited Partners could re-invest their after-tax liquidation proceeds.

    If the Proposed Sale is consummated, the Partnership will no longer have any interest in the Properties and therefore no longer enjoy any of the benefits of real estate ownership (e.g., no cash flow from operation, no potential benefit from future appreciation). Further, Limited Partners will be subject to capital gains taxes to the extent the net proceeds from the Proposed Sale per Unit exceeds the Limited Partners' adjusted tax basis in each Unit.

Effect on the General Partner

    The Partnership Agreement provides for the General Partner to receive up to a 3% commission ("Disposition Fee") on the sale of any Partnership Properties if it provides a substantial portion of the services in the sales effort. If the Proposed Sale occurs, the General Partner will collect such Disposition Fee earlier than it might otherwise if the Partnership remained an ongoing concern. Conversely, the General Partner will not be entitled to future management fees following liquidation of the Partnership, but will be entitled to such management fees if the Partnership is not liquidated.

FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED SALE

    The following is a summary of the material Federal income tax consequences resulting from the Proposed Sale which may affect a Limited Partner. This summary is not intended as a substitute for careful tax planning, and consequences may vary according to each Limited Partner's individual circumstances.

    This summary is based on the Internal Revenue Code of 1986, as amended ("Code"), as well as currently existing regulations thereunder, judicial decisions and current administrative rules and practices. The following discussion does not discuss the impact, if any, state or local taxes may have on the Proposed Sale. Furthermore, no assurance can be given as to the accuracy or completeness of this summary.

Taxation of Partnerships in General

    An entity classified as a partnership for federal income tax purposes is not subject to federal income tax. Rather, income or loss "flows through" the partnership to the partners, who are taxed individually on their allocable shares of partnership income, gain, loss or deductions. However, the partnership is a tax reporting entity that must file an annual return disclosing the partnership's gain or loss. The tax treatment of partnership items of taxable income or loss is generally determined at the partnership level. Each partner is required to treat partnership items on its return in a manner consistent with the treatment of such items on the partnership return and may be penalized for intentional disregard of the consistency requirement. Each partner must account for its allocable share of partnership taxable income or loss in computing its income tax, whether or not any actual cash distribution is made to such partner during its taxable year.

Basis of Partnership Interests

    A partner's basis in its Unit is equal to its cost for such Unit, (i) reduced by its allocable share of partnership distributions, taxable losses and expenditures of the partnership not deductible in computing its taxable income and not properly chargeable to its capital account, and (ii) increased by its allocable share of partnership taxable profits, income of the partnership exempt from tax and additional contributions to the partnership. For purposes of determining basis, an increase in a partner's share of partnership liability is treated as a contribution of money by that partner to the partnership. Conversely, a decrease in its share of partnership liability is treated as distribution of money from the partnership. Generally, a partner may not take recourse liability into account in determining its basis except to the extent of any additional capital contribution it is required to make under the partnership agreement. However, if a partnership asset is subject to a liability for which no partner has any personal liability, in general, the partner's allocable share of the nonrecourse liability will be taken into account to determine basis.

Effect of the Proposed Sale

    The Proposed Sale will be a taxable event to the Limited Partners. Gain or loss on a sale generally will be measure by the difference between the net amount realized (after deducting ordinary and necessary expenses of the sale) and the adjusted basis of the assets that are sold. Generally the amount realized is the sum of any money received, plus the fair market value of any property received, plus the amount of liability from which the Partnership is discharged as a result of the sale. The adjusted basis of property is generally the initial tax basis less deductions, allowed or allowable, for depreciation.

    A substantial portion of the assets to be sold, including building, land and equipment, which were held for more than one year are expected to be treated as "section 1231 assets." Section 1231 assets are property used in the trade or business of a character which is subject to the allowance for depreciation, held for more than one year, and real property used in the trade or business held for more than one year. Gains or losses from the sale of section 1231 assets would be combined with any other section 1231 gains or losses incurred by the Partnership in that year, and the section 1231 gains or losses would be allocated to the Limited Partners as provided in the Partnership Agreement.

Effect of Liquidation

    Generally, upon the liquidation of a partnership, gain will be recognized by and taxable to a partner to the extent the amount of cash distributed to it exceeds the partner's basis in its Unit at the time of distribution. Any gain or loss which a Limited Partner recognizes from a liquidating distribution is generally taxed as capital gain or loss. However, any income or loss received from the normal operations of the partnership during the year of liquidation, may constitute ordinary income or loss.

    Any capital gain or loss will be treated as long-term if the Limited Partner has held its Units for more than twelve (12) months when the liquidation is consummated. For non-corporate limited partners, long-term capital gains are generally taxed at a 20% rate. This rate may be lower (10% or even 8%) if a Limited Partner is in the lowest tax bracket and/or meets a five (5) year holding requirement. If the Limited Partner has held its Units for less than a year, any gain will be a short-term capital gain. Short-term capital gains are taxed as ordinary income. Capital losses generally are deductible only to the extent of capital gains plus, in the case of a non-corporate Limited Partner, up to $3,000 of ordinary income. Capital losses realized upon the liquidation may be utilized to offset capital gains from other sources and may be carried forward, subject to applicable limitations.

Exempt Employee Trusts and Individual Retirement Accounts

    Tax-exempt organizations, including trusts which hold assets of employee benefit plans, although not generally subject to federal income tax, are subject to tax on certain income derived from a trade or business carried on by the organization which is unrelated to its exempt activities. However, such unrelated business taxable income does not in general include income from real property, gain from the sale of property other than inventory, interest, dividends and certain other types of passive investment income that is derived from "debt-financed properties" as defined in Section 514 of the Code. Further, if, as the Partnership believes, the Properties are not characterized as "inventory," and are not held primarily for sale to customers in the ordinary course of the Partnership's business, the income from the sale of the Properties should not constitute unrelated business taxable income. Finally, the Partnership's temporary investment of funds in interest-bearing instruments and deposits also should not give rise to unrelated business taxable income.

THE FOREGOING ANALYSIS CANNOT BE, AND IS NOT INTENDED AS, A SUBSTITUTE FOR CAREFUL TAX PLANNING. LIMITED PARTNERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR OWN TAX SITUATIONS. THIS TRANSACTION MAY EFFECT SEVERAL FEDERAL TAXES, INCLUDING, BUT NOT LIMITED TO, INCOME AND ESTATE TAXES.

DISTRIBUTION UPON LIQUIDATION OF THE PARTNERSHIP

    Upon completion of the Proposed Sale, the Partnership will be dissolved and its business wound up in accordance with Article VIII of the Partnership Agreement. The sale proceeds, after establishing any necessary cash reserves to cover liabilities, will be distributed to the Limited Partners and the General Partner in the manner set forth in the Partnership Agreement, although the distribution to the General Partner is expected to be limited to the minimum amount necessary to cover its tax obligations on its portion of the Partnership's income resulting from the liquidation. In addition, pursuant to Paragraph 24 of the Permanent Manager Agreement between the Partnership and the General Partner, the Partnership may use proceeds from the Indemnification Trust to purchase general liability insurance coverage in a policy that will cover a 5 year "tail" period. The insurance will cover the General Partner from claims arising from or related to the General Partner's operation of the Partnership. The insurance will not include coverage for criminal acts or fraud. The remainder of the amounts in the Indemnification Trust will be distributed with the sale proceeds during liquidation.

REGULATORY REQUIREMENTS

    Other than the requirement under Wisconsin law that the Partnership file a Certificate of Cancellation to dissolve the Partnership, there are no federal or state regulatory requirements that apply to the Proposed Sale.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following document filed by the Partnership with the Securities & Exchange Commission are hereby incorporated in this Consent Statement by reference:

Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

    All reports and other documents filed by the Partnership after the date of this Consent Statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 and prior to the final date on which written consents may be received shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such reports or documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Consent Statement to the extent that a statement contained herein or in another document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Consent Statement.

DIVALL INSURED INCOME PROPERTIES 2 LIMITED PARTNERSHIP,
a Wisconsin Limited Partnership

CONSENT OF LIMITED PARTNER TO SALE OF
ALL OF THE PARTNERSHIP'S PROPERTY

The undersigned Limited Partner acknowledges receipt of the Consent Statement dated May 15, 2003 respecting the proposed sale of the Partnership's properties and the subsequent liquidation of the Partnership. The undersigned Limited Partner understands that the General Partner is seeking an indication of the Limited Partners' desire to initiate a sale of all of the Partnership's properties to one or more buyers.

The General Partner recommends a vote AGAINST a sale of the Partnership's properties.

THIS PROPOSED SALE OF THE PARTNERSHIP'S PROPERTIES REQUIRES THE APPROVAL BY THE HOLDERS OF MORE THAN 50% OF THE OUTSTANDING UNITS OF THE PARTNERSHIP.

PLEASE CHECK THE APPROPRIATE BLANK BOX BELOW IN BLUE OR BLACK INK TO INDICATE YOUR VOTE ON THIS MATTER.

Consent to the Sale of the Partnership's Properties: proposal to authorize the General Partner to sell all of the Partnership's properties at such prices set forth in the May 15, 2003 Consent Statement and upon such terms as the General Partner shall determine. Approval of a sale of the Partnership's properties will also be deemed a consent to the termination and dissolution of the Partnership.

FOR [  ] AGAINST [  ] ABSTAIN [  ]

	_______________________________	_______________________________
	Signature of Unit Holder	Date:

_______________________________
Print Name
[LABEL]
	_______________________________	_______________________________
	Signature of Unit Holder, if held jointly	Date:

_______________________________
Print Name

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THE ABOVE LABEL REPRESENTING YOUR LIMITED PARTNERSHIP INTEREST. WHEN SUCH INTEREST(S) ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE OF SUCH. IF A CORPORATION, PLEASE HAVE SIGNED IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE HAVE SIGNED IN THE PARTNERSHIP'S NAME BY AN AUTHORIZED PERSON.